As filed with the Securities and Exchange Commission on June 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOHU.COM INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0204667
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(Address of Principal Executive Offices, Including Zip Code)

Sohu.com Inc.

Amended and Restated 2010 Stock Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Timothy B. Bancroft, Esq.

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

(617) 482-1776

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value of $0.001 per share.	1,500,000	$68.255	$102,382,500.00	$11,886.61

(1)	This Registration Statement covers, in addition to the number of shares of common stock, par value of $0.001 per share (the “Common Stock”), of the registrant specified in the above table, an indeterminate number of shares of the Common Stock that may be offered under the registrant’s Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”) as a result of one or more adjustments under the 2010 Plan to prevent dilution resulting from share splits, share dividends and similar transactions.
(2)	Estimated pursuant to Rule 457(h) and (c) solely for the purpose of calculating the amount of registration fee based on the average high and low prices reported by the NASDAQ Global Select Market for June 13, 2011.
(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 (the “Securities Act”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have previously been filed by the registrant with the Securities and Exchange Commission (the “SEC”), are incorporated in this registration statement by reference:

(a)	The registrant’s latest Annual Report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant’s latest annual report or prospectus referred to in (1) above; and

(c)	the description of the registrant’s Common Stock contained in its Registration Statement on Form 8-A dated July 7, 2000 and the description of the associated preferred stock purchase rights contained in the Registration Statement on Form 8-A filed on July 30, 2001.

All documents filed with the SEC by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

The documents listed above or subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the registrant’s Annual Report on Form 10-K covering such year will cease to be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable

Item 6.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law permits the indemnification of officers and directors in terms sufficiently broad to allow Delaware corporations such as the registrant to indemnify the officers and directors of the registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

As permitted by Delaware law, the registrant’s Sixth Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to the registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or missions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Sixth Amended and Restated Certificate of Incorporation is to eliminate the rights of the registrant and its stockholders (through stockholders’ derivatives suits on behalf of the registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. These provisions will not alter the liability of directors under the federal securities laws.

The registrant’s Sixth Amended and Restated Certificate of Incorporation also provides that the registrant will indemnify directors of the registrant from and against all expenses, liabilities and other matters to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and that the indemnification provided for therein will not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his capacity as a director and as to action in another capacity during his tenure as a director, and shall continue as to a person who has ceased to be a director, and will inure to the benefit of the heirs, executors and administrators of such a person.

The registrant’s Amended and Restated Bylaws provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Amended and Restated Bylaws also provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

The Amended and Restated Bylaws also provide that to the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the registrant may purchase and maintain insurance on behalf of a director or officer of the registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as against such liabilities under the Amended and Restated Bylaws.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant’s Sixth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on June 17, 2011.

Sohu.com Inc.

By:	/s/ Carol Yu
Name: Carol Yu
Title: Co-President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Zhang and Carol Yu, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys- in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles Zhang Charles Zhang	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 17, 2011

/s/ Carol Yu Carol Yu	Chief Financial Officer (principal financial and principal accounting officer)	June 17, 2011

/s/ Charles Huang Charles Huang	Director	June 17, 2011

/s/ Dave Qi Dave Qi	Director	June 17, 2011

/s/ Edward B. Roberts Edward B. Roberts	Director	June 17, 2011

/s/ Zhonghan Deng Zhonghan Deng	Director	June 17, 2011

/s/ Shi Wang Shi Wang	Director	June 17, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Goulston & Storrs, P.C.

10.1	Sohu.com Inc. Amended and Restated 2010 Stock Incentive Plan

23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm

23.2	Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)

23.3	Consent of Haiwen & Partners

24	Power of Attorney (included on signature page)